Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Invesco QQQ Trust, Series 1 of our report dated October 24, 2025, relating to the financial statements and financial highlights which appears in Invesco QQQ Trust, Series 1’s Certified Shareholder Report on Form N-30B-2 for the year ended September 30, 2025. We also consent to the references to us under the headings “Fund Service Providers”, “Financial Highlights”, “Statement of Additional Information” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

December 19, 2025